Exhibit 5.1
OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION
March 15, 2007
Omniture, Inc.
550 East Timpanogos Circle
Orem, UT 84097
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Omniture, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,637,697 shares of your common stock, par value $0.001 per share (the “Shares”), 2,415,196 of which have been reserved for issuance under the 2006 Equity Incentive Plan, 483,039 of which have been reserved for issuance under the 2006 Employee Stock Purchase Plan, 635,916 of which have been reserved for issuance under the Touch Clarity Limited Enterprise Management Incentives Share Option Plan 2002 and 103,545 of which have been reserved for issuance under the Touch Clarity Limited 2006 U.S. Stock Plan (the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.
     It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.